Exhibit 10.4
                          EXCLUSIVE LICENSING AGREEMENT

BETWEEN:

INSTITUTE OF MATERIA MEDICA
Chinese Academy of Medical Sciences & Peking Union Medical College 1 Xian Nong Tan Street,
Beijing 100050, China

AND:

BEIJING UNION PHARMACEUTICAL FACTORY
1 Xian Nong Tan Street
Beijing, 100050, China      (Hereinafter collectively referred to as "IMM-BUPF")

AND:

Sino Pharmaceuticals Corporation
Unit 152, 11782 River Road
Richmond, B.C. V6X 1Z7
Canada                             (Hereinafter referred to as "Sino")


WHEREAS IMM-BUPF is the inventor and manufacturer, in China, of TDA (Ftibamzone) active pharmaceutical ingredient (API), cream and ointment, a broad range anti-viral pharmaceutical, in both bulk drug and finished formulation forms, using its own proprietary technology, and

WHEREAS Sino is a pharmaceuticals company involved in the sales, marketing and distribution of bulk & finished form pharmaceuticals in North America and internationally, and

WHEREAS IMM-BUPF is interested in selling its TDA (Ftibamzone) cream and ointment (in bulk and finished formulation forms) in Canada, United States of America (USA) and internationally, and

WHEREAS Sino is interested in exclusively licensing, purchasing, importing, marketing and distributing IMM-BUPF's TDA (Ftibamzone) cream and ointment (in bulk and in finished formulation forms) in Canada, USA and internationally.

THEREFORE, in consideration of the above, the aforementioned parties hereby enter into this Agreement and hereby agree, as follows:

1. That IMM-BUPF shall exclusively license and grant worldwide manufacturing and marketing rights for its TDA (Ftibamzone) API, cream and ointment (in bulk and in finished formulation form) to Sino for exclusive manufacturing, sales, marketing and distribution rights for all countries worldwide, outside China.

2. That Sino shall have the exclusive right to manufacture, purchase, sell, market and distribute IMM-BUFP's TDA (Ftibamzone) cream and ointment in Canada, USA and all countries worldwide, outside China.

3. That IMM-BUPF shall sell and supply its active ingredient,TDA (Ftibamzone) and/or its TDA (Ftibamzone) cream and ointment exclusively to Sino, as its sole, exclusive licensee and marketing agent, for all countries worldwide, outside China.

4. That Sino shall directly itself, or through a third party collaborator, be responsible for organizing and prepare all the necessary groundwork required for regulatory approval, registration and legal importation of TDA (Ftibamzone) cream and/or ointment in those countries that Sino intends to sell in.

5. That the Sino shall do a complete review of IMM-BUPF's complete scientific and clinical data (including toxicology and Phase 1 to 4 clinical studies) and product chemical and technical information of this product by Sino or Sino's dermatological pharmaceuticals consultants.

6. That, to initiate and facilitate this process (in Item 5 above), IMM-BUPF shall provide Sino with a complete set of all scientific and clinical reports and studies that have been conducted to date on TDA (Ftibamzone), and which were submitted to the Chinese State Drug Administration for regulatory approval, in the Chinese originals but with English summaries of each report, and all product chemical and technical information and necessary product samples required for testing and other regulatory approvals, free of cost to Sino.

7. That, upon receipt of this complete information and necessary product samples, Sino shall proceed to conduct its own independent viral screening in Canada and shall inform IMM-BUPF of the results of this viral screening.

8. That all costs incurred outside China in reviewing the scientific data and obtaining regulatory approvals, for legal importation and sales of IMM-BUPF's TDA (Ftibamzone) cream and ointment in all countries shall be borne by Sino, whereas all costs incurred in China shall be borne by IMM-BUPF.

9. That, upon Sino's receipt of regulatory approval in any country outside China and its commencement of manufacturing or purchases and importation of IMM-BUPF's TDA (Ftibamzone) API, cream and ointment, IMM-BUPF shall supply Sino with its active pharmaceutical ingredient (API) or product, in bulk or finished form, at Sino's option, as per the specifications and quality of the samples provided to Sino.

10. That IMM-BUPF shall guarantee to supply Sino with product, as per the specifications and quality used in its Phase 1 to 4 clinical trials in China and the samples provided to Sino and maintain its quality for every shipment and batch supplied and sold to Sino.

11. That IMM-BUPF shall guarantee to supply Sino with its product at a reasonable and competitive Chinese market price, to be mutually agreed between both parties and shall ensure adequate supply to Sino.

12. Sino shall have the full right to sell and market IMM-BUPF's TDA (Ftibamzone) cream and ointment in Canada, USA and other countries, under Sino's or its third party collaborator's own brand and trademarks.

13. Sino shall have the full right to sub-license and transfer all its rights contained in this agreement to any of its third party collaborators.

14. If IMM-BUPF have a patent on this product in China, IMM-BUPF shall grant the full rights to Sino to register their patent in all countries outside China. If IMM-BUPF do not have a patent on this product, then Sino shall have the full rights to register such patent and IMM-BUPF shall provide and disclose all necessary intellectual information to Sino for this purpose.

15. IMM-BUPF shall not, under any conditions whatsoever, directly or indirectly, allow its product to be registered in Canada, USA and other countries by any other party, or supply its TDA (Ftibamzone) API, cream and ointment to any other party for sales outside China under this Agreement.

16. This Agreement shall be subject to standard Force Majeur clauses, as per the current International Chamber of Commerce (ICC) Force Majeur clauses.

     If, for any reason, any party to this Agreement fails to comply with any of the terms and conditions of this Agreement, or fails to perform its obligations under this Agreement, then both parties shall try to resolve any disputes amicably. However, if amicable settlement or resolution is not possible, then both parties agree to enter into arbitration, which arbitration shall be held at the International Arbitration Center in Vancouver, Canada. The results of such arbitration shall be held final and binding on both parties.

17. The validity of this Agreement shall be for a period of ten years from the date of signing hereof.

18. This Agreement shall be governed and interpreted under the laws of China.

The parties to this Agreement hereby lend their signatures this 3rd day of January 2003.


For, and on behalf of For, and on behalf of INSTITUTE OF MATERIA MEDICA SINO PHARMACEUTICALS CORP.


By:/s/__________________________            By/s/______________________
         Wang Shicong                       Mahmoud Aziz
For, and on behalf of
BEIJING UNION PHARMACEUTICAL FACTORY


By:/s/__________________________
Weng Li Chen